Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

May 5, 2009

Textron Inc.

40 Westminster Street

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel for Textron Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 23,805,000 shares (the “Shares”) of Common Stock, par value $0.125 per share, of the Company (the “Common Stock”) pursuant to an Underwriting Agreement dated April 29, 2009 between the Company and the several underwriters named therein (the “Common Stock Underwriting Agreement”) and (b) $600,000,000 principal amount of the Company’s 4.50% Convertible Senior Notes due 2013 (the “Notes”) pursuant to an Underwriting Agreement dated April 29, 2009 between the Company and the several underwriters named therein (the “Notes Underwriting Agreement and, together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”). The Notes are being issued under the Indenture dated as of September 10, 1999, as supplemented by a supplemental indenture dated as of May 5, 2009 (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have reviewed (a) the Underwriting Agreements, (b) the Indenture, (c) the Registration Statement on Form S-3 (File No. 333-152562) (the “Registration Statement”) filed by the Company to register the Shares and the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), (d) the Prospectus dated July 28, 2008, as supplemented by (i) the Prospectus Supplement dated April 29, 2009 relating to the offer and sale of the Shares, and (ii) the Prospectus Supplement relating to the offer and sale of the Notes (collectively, the “Prospectus Supplements”), filed by the Company with the Commission pursuant to Rule 424(b)(2) under the Act. We have not reviewed any certificates representing the Common Stock or the Notes, except a specimen and form, respectively, thereof. We have also reviewed such other agreements, documents, records, certificates and other materials, and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion.

In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. In delivering this opinion, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, and the Trustee and the underwriters named in the Underwriting Agreements.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.             The Shares have been validly issued, fully paid and is nonassessable.

2.             The Notes constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

This opinion is limited to the law of the State of New York and the Delaware General Corporation Law, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal matters” in each of the Prospectus Supplements. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP